Douglas D. McKenney, CFA Director
Listing Qualifications
The Nasdaq Stock Market, Inc
(301) 978-5011

By Facsimile and Regular Mail

July 27, 2005

Mr. Jim M. Mayer
Chief Executive Officer M-WAVE, Inc.
475 Industrial Drive
West Chicago, IL 60185

Re: M-WAVE, Inc. (the "Company")
Nasdaq Symbol: MWAV

Dear Mr. Mayer:

Based on conversations with the Company and subsequent materials provided on July 26, 2005, Staff understands that on June 7, 2005, immediately following the Company's annual meeting of shareholders, the Board of Directors (the "Board") appointed Thomas K. Cox to its audit committee. Subsequently, on June 29, 2005, Mr. Cox resigned from the Company's audit committee and the Board effective immediately. Accordingly, the Company no longer complied with Nasdaq's independent director and audit committee requirements as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), the Company will be provided a cure period until the earlier of the Company's next annual shareholders' meeting or June 29, 2006, in order to regain compliance. The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K may require disclosure of the receipt of this notification letter within four business days.1 Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our

__________________________________
1 See, SEC Release No. 34-49424.

Mr. Jim M. Mayer
July 27, 2005

website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Tom Choe, Senior Analyst, at (301) 978.8027.

Sincerely,